Exhibit 14.1

INVERESK RESEARCH GROUP, INC.
CODE OF ETHICS

As Amended May 3, 2004

CODE OF ETHICS

-i-

The Company will expect all its employees, officers and directors including the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller and persons performing similar functions to comply at all times with the principles in this Code of Ethics (the “Code”). Violations of this Code are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution. This Code of Ethics replaces and supersedes all prior Codes of Ethics.

1.	Introduction

     1.1 Inveresk Research Group Inc.’s (the “Company”) reputation for integrity is its most valuable asset. The values we believe in, the high ethical standards we live by, our honesty and behavior in dealing with others and our commitment to deliver on the promises we make to clients, shareholders and each other are part of our everyday life.

     1.2 As employees, we should be aware that every decision we make, and everything we do will affect the reputation of our Company. Therefore every employee must maintain the highest standards of business ethics and personal integrity, contained within this Code.

     1.3 We should recognize that this Code does not provide a set of rules to cover every situation but rather the principles to guide each of us in making sound ethical decisions in the best interests of the Company. The principles laid out in this document guide our behavior.

     1.4. In addition to complying with this Code, every employee must comply with all Company policies and procedures, as such policies and procedures are introduced from time to time by the Human Resources Department. In the unlikely event of a conflict between local Company policies and procedures and this Code, the terms of this Code shall prevail.

2.	Conflicts of Interest

     2.1 We will not engage in any activities that create or even appear to create a Conflict of Interest between our personal interests and the interests of the Company.

          (a) Definition: A “conflict of interest” occurs when an individual’s private interest is different from the interests of the Company as a whole. Conflict situations include:

               (i) Action or Inaction: When an employee, officer, or director, or a member of his or her family1, will benefit personally or appear to benefit personally, either directly or indirectly, from a transaction, decision, or position of trust, from something the employee, officer or director does or fails to do that is not in the best interests of the Company;

               (ii) Objectivity: When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively;

               (iii) Personal Benefits: When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company which are not generally available to all the Company’s employees, or at least to all employees in the same area of work or the same geographic area. Loans to, or guarantees of obligations of, employees, officers or directors by persons with whom the Company does business are of special concern; and

[1] For purposes of this Code, ‘immediate family’ is defined as one’s spouse, children, parents, and step-parents. The word ‘family’ is defined as one’s immediate family plus grandchildren, in-laws, brothers and sisters.

               (iv) Competing Activities: When an employee, officer, or director engages in any activity that is competitive with the business activities and operations conducted from time to time by the Company.

     2.2 Misuse of Position. You and your immediate family should not enter into a transaction where you could appear to benefit from your employment with the Company, such as a situation where you use the Company name to benefit personally from discounts or special arrangements. You may take advantage of the Company’s discounted products that are available to all employees.

     2.3 Outside Employment. If you are a full-time employee, you can not seek or accept employment from a competitor because it can place you and the Company in a conflict of interest. If you are a full-time employee, you are expected to devote your full-time efforts and attention to your position. In all cases, you are required to seek approval in writing if you wish to seek outside employment while carrying on your duties at the Company.

     2.4 Gifts. If a customer or vendor offers you an expensive gift, it can create a conflict of interest, and you should decline the offer. You and your immediate family may not solicit or receive gifts of anything of value, whether for yourself or for a third party, from any one in exchange for specific transactions or confidential information.

          (a) You may accept gifts of only nominal value (less than $50.00) or customary hospitality from people doing or seeking to do business with the Company, as long as it is clear that no attempt is being made to influence you regarding any business decision. If you or your immediate family are offered or receive anything of greater than nominal value, you must disclose this in writing to your Department Head who will forward that information to a Company officer for review.

     2.5 Providing Gifts or Entertainment. Providing gifts, promotion items and entertainment in connection with business discussions are acceptable business practices, so long as the activities and expenditures adhere to the following guidelines:

          (a) They are reasonable in nature, frequency, and amount and consistent with both acceptable law and locally accepted business practices

          (b) They are of sufficiently limited value so they will not be construed as bribes or improper inducements

          (c) They would not embarrass the Company should public disclosure be made.

     2.6 Personal Transactions. Generally speaking, you may not acquire or have a financial interest in or perform work for an entity with which the Company does business or competes. However, you may purchase or hold securities of a company whose stock is publicly held as long as your holdings are less than 5% of the outstanding shares.

     2.7 Relations with Government Personnel. It is generally illegal to make payments or provide anything of value to government officials for the purpose of obtaining preferential consideration or influencing a decision or act. If you are involved with any government personnel, keep the following guidelines in mind:

          (a) You should not make, directly or indirectly, any payment or its equivalent to any government personnel in consideration for such person’s influence in connection with the sale of the Company’s services or for the purpose of obtaining favored treatment regarding any aspect of the Company’s business.

     2.8 Use of Company Funds and Assets. You should never use any Company funds or assets, directly or indirectly, for any bridge, kickback, payoff, or similar purpose. The Company’s Code is to keep all of its books and records so that they fully and accurately reflect all receipts and expenditures. To support this Code, the following guidelines apply:

          (a) All expense reports and other data you submit must be accurate and factual.

          (b) You should not engage in any arrangement that results in false or artificial entries being made on the Company’s books and records.

          (c) You should not approve or participate in any transaction or payment with the understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

          (d) You should not maintain any secret fund for any purpose.

     2.9 Business Opportunities. You should not divert for your own personal gain or advantage any business opportunity or business that the Company might transact. For example, you should not, directly or indirectly, enter into contracts with clients or potential clients of the Company, acquire or hold real property, leaseholds, patents or other property or rights in which the Company has an interest and you should not acquire such interests in anticipation that the company is likely to have an interest.

3.	Duty to Report Breaches & Conflicts with Code

     3.1 To ensure prompt and consistent enforcement of the Code, if you become aware of any action that may be inconsistent with the Code, are aware of any questionable behavior, are in any way uncertain about a question of ethics or a possible conflict of interest that arises in your work, you will immediately report the matter to a Human Resources Analyst for discussion.

     3.2 The foundation of compliance with this Code is openness, accessibility and discussion. Most issues can be resolved locally before they become problems for the Company, employees, or the public The Director of Human Resources and all Human Resources Analysts are responsible for supporting this policy by maintaining an open door for their direct reports and other employees who may reach out to them.

     3.3 To ensure that there is broad application and consistent interpretation of the Company’s Code, the Department of Human Resources has the responsibility for overseeing the Company’s system. of compliance.

     3.4 The Human Resources Analyst to whom you report any conflict under this Code, has the responsibility of advising the appropriate parties of the disposition of the matter. If you do not obtain a satisfactory response, you are requested to report such actions directly to Director of Human Resources or the Chief Executive Officer.

     3.5 If you are affirmatively aware of any breach of this Code, you must report it immediately to the Director of Human Resources, the Chief Executive Officer or through the Whistleblowing portion of the Company’s website.

     3.6 Each year in December, all directors and officers of the Company are asked to confirm their knowledge and understanding of this Code of Ethics and to report any events or activities that might cause a breach of this Code.

4.	Formal Written Waivers Required

     4.1 Any waiver of any provision of this Code must be approved in writing before proceeding:

          (a) With regard to any director, executive officer, or Chief Executive Officer of the Company, by the Board of Directors (but without the involvement of any director who will be personally affected by the waiver) or by a committee consisting entirely of directors who will not be personally affected by the waiver.

          (b) With regard to any other employee or non-executive officer, by the Director of Human Resources who may defer approval to the Chief Executive Officer.

     4.2 No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver.

     4.3 The Company will disclose any change in this Code or any waiver of this Code in a filing with the Securities and Exchange Commission, or in another manner that complies with applicable Securities and Exchange Commission rules, and the Company will make any other disclosures of changes in, or waivers of, this Code, that are required by law or by the rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

5.	Whistleblower Protection

     5.1 The Company will keep confidential the identity of employees against whom allegations of violations are brought unless or until it has been determined that a violation has occurred or unless Company counsel advises disclosure.

     5.2 Neither the Company, any officer, employee, contractor, subcontractor, or agent of the Company may discharge, harass, or in any manner discriminate against an employee because of any lawful act done by the employee to provide information to certain persons or agencies which the employee reasonably believes relates to fraud against shareholders.

     5.3 The Company will make every effort to keep confidential the identity of anyone reporting a possible violation of the Code. In some instances, however, it may be impossible to keep your identity confidential because of the demands of conducting a thorough investigation or because of certain legal requirements.

6.	Compliance with All Laws & Regulations

     6.1 Employees, officers and directors are expected to comply at all times with all applicable laws, rules and regulations of the country where they work.

     6.2 Employees, officers and directors in foreign countries are expected to additionally comply at all times with all applicable US laws, rules and regulations.

     6.3 Staff will comply with recognized standards of the Good Laboratory Practice Monitoring Authority (“GLP”), the Good Clinical Practice Monitoring Authority (“GCP”) and the Good Manufacturing Practices Division of the Health Products and Food Branch Inspectorate (“GMP”) as described in current regulations.

     6.4 To the extent applicable, staff will comply with all requirements of the US Food and Drug Administration (“FDA”).

     6.5 We will keep confidential the names of our clients and the studies we have conducted for them in accordance with applicable regulations including the Health Information Proliferation Privacy Act (“HIPAA”). All data are treated as “commercial in confidence”. However, if a client wishes to publish the data, we will co-operate and ensure that the publication reflects accurately the results of the study.

     6.6 Staff will co-operate to the fullest extent with the Company Quality Assurance partners as well as with auditors from both clients and government agencies.

7.	Financial Reports and Accounting Records

     7.1 Accurate business records are essential to the management of the Company and to maintaining and safeguarding investor confidence. Accurate business records also helps the Company to fulfill its obligation to provide full, fair, timely, and understandable financial and other disclosure to the public and governments around the world. Therefore, the Company’s books, records, and accounts (whether computerized, paper, or other) must fully and accurately reflect the Company’s business transactions. These include time sheets, vouchers, bills, invoices, expense reports, payroll and benefits records, performance evaluation, and other essential Company data.

     7.2 The financial performance of the Company is a legitimate interest of our investors, creditors, clients the Nasdaq National Market and the US Securities and Exchange Commission. Our financial reporting and accounting will be based on validity, accuracy, completeness and transparency. We will ensure that every entry accurately reflects that which is described by the supporting information. We expect employees involved in financial reporting to be personally responsible and accountable for its integrity.

     7.3 The Company maintains a system of internal controls which provides reasonable assurance that all transactions are recorded and reported in an accurate, complete and timely manner. All financial and accounting transactions are executed in accordance with generally accepted accounting principles as well as all applicable laws and regulations. All transactions are properly supported and documented, and executed with proper management authorization.

     7.4 Any employee, officer or director aware of any financial fraud, will report it directly to the Chief Executive Officer of the Company or through the whistleblowing site on the Company’s website.

     7.5 Employees, officers and directors must cooperate fully with the people responsible for preparing reports filed with the US Securities and Exchange Commission and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

     7.6 All employees, officers and director of the Company are prohibited from taking any action to fraudulently induce or mislead any accountant engaged in an audit for the purpose of rendering the financial statements misleading.

8.	Employee Relationships

     8.1 We promote the health and safety of employees with policies and clear procedures that help individuals safeguard themselves and their co-workers. As employees we take precautions to prevent illness or injury and promote a sense of well being in the workplace.

     8.2 We will ensure that opportunities for all employees are equitable and are not influenced by sex, race, religion or disability. We will treat one another with respect, trust and dignity.

     8.3 Employees should expect a work environment which will promote personal achievement, continuous learning and a feeling of self worth. We wish to have a motivated workforce and to treat all employees fairly and equitably. Employees will be selected and promoted on the basis of their qualifications, abilities, skills and knowledge for the work to be performed.

9.	Privacy of Personal Information

     9.1 We will respect the personal privacy of employees.

     9.2 We will safeguard the security and confidentiality of company records containing personal information.

     9.3 We collect and record only accurate factual job related information deemed necessary for business purposes. Access to this information is made available only to those who have a legitimate business need.

10.	Relationships with Others

     10.1 No employee or officer is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

     10.2 Each employee and officer will at all times deal fairly with the Company’s customers, suppliers, competitors and associates. While we expect our employees to try hard to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

     10.3 The Company encourages long-lasting, mutually rewarding relationships with our customers, suppliers, investors and others with whom we do business. We work continuously to strengthen these relationships through conscientious, trustworthy behavior and constant attention to details, results and quality of our work.

     10.4 We have built a reputation for excellence by listening to our customers, understanding their needs and delivering products and services in a timely manner that help them to succeed. We aim to deliver the highest possible value for money in the services we offer. Our commitment to continuous quality improvement makes this possible.

     10.5 The Company works with many other companies and organizations. We seek strong, mutually rewarding relationships with those who help us enhance the quality of our products and services. We look for suppliers who demonstrate strong values and ethical principles and who support our commitment to quality and timely deliverables. We expect our suppliers to offer us the same level of customer service that the Company offers to its clients.

     10.6 The Company wishes to grow profitably and help the long-term interests of its shareholders, owners and employees. We keep investors, markets and employees informed through public release of relevant information about the Company. We make every effort to ensure that full disclosure is made to everyone without preference or favoritism to any individual or group of investors.

     10.7 As employees, we behave in an honest and transparent way and are entitled to expect this behavior from our colleagues. Our Company’s shareholders, customers, suppliers and those with whom we do business, as well as fellow employees, must be able to trust what we say and to believe that we will keep our word. The ethical performance of the employees reflects the ethical performance of the Company.

     10.8 Work conducted for clients is driven by an ethical desire for safety, quality, timeliness and the highest levels of customer service.

11.	Safeguarding Proprietary Assets and Information

     11.1 The Company will preserve, protect and use all of our assets responsibly. We will keep confidential all our relationships with clients and their products. Excellent communication with clients and employees is an essential part of our everyday business.

     11.2 The services, ideas, concepts, and other information we produce on a daily basis are important proprietary assets for our Company. Various laws enable us to protect these assets. Examples of confidential or proprietary information include marketing plans, sales and marketing data, customer and employee records, research and technical data, pricing information, strategies, and information pertaining to new services.

     11.3 It is in the Company’s best interest to protect our confidential and proprietary information and to prevent inappropriate or unauthorized disclosure. Be careful when using the telephone, fax, telex, e-mail and other electronic means of storing and sending information. Do not discuss confidential information in public places where others may overhear. Never provide confidential information to outsiders without first getting the approval of an a written form of confidentiality agreement from the Company’s legal counsel.

     11.4 You must respect the valid intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose the Company to civil lawsuits and damages. Theft and misappropriation of intellectual property may result in significant fines and criminal penalties for the Company and you.

     11.5 It is a condition of accepting and continuing employment with the Company that you acknowledge and recognize that in the course if your employment, you will have access to trade secrets and other confidential information of the Company and its Clients. Accordingly, you agree that, without prior written consent of the Company, you are not to divulge, furnish, publish, or use for personal benefit or for the direct or indirect benefit of any other person or business entity, including, but not limited to, competitors and recruiting firms, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its Clients, including, without limitation, any information relating to any business methods, marketing and business plans, employee information, financial contacts, financial data, systems, customers, suppliers, procedures, techniques, research, knowledge of processes used or developed for the benefit of the Company or its Clients. Your obligations under this paragraph will survive for twenty-four (24) months following the termination of your employment with the Company, or for the time period, if longer, as specified by our Clients in regard to their information. The Company reserves any and all legal rights or remedies available to it for my breach of the provisions of this paragraph, including, but not limited to, injunctive relief and actions for damages as a result of such breach.

     11.6 All information and data collected, generated, prepared or derived during the course of or as a result of the services performed while an employee of Inveresk Research, and all discoveries, inventions, improvements, new uses, processes, techniques, and compounds, whether patentable or not, arising from work performed (collectively referred to hereinafter as “Inventions”) shall be the sole and exclusive property of Inveresk Research or its clients with full right of ownership, title, and interest thereto and therein, and shall be treated as confidential information protected by the Inveresk Research Non-Disclosure Policy. As a condition of accepting and continuing employment with the Company, you hereby agree to unconditionally assign to Inveresk Research or Inveresk Research’s designee any and all right, title and/or interest in and to any Inventions.

     11.7 You also agree to promptly disclose to Inveresk Research any Inventions arising in connection with your employment by Inveresk Research. You must fully cooperate with the Company in obtaining and maintaining, at no cost or expense to you, any patent protection as may be available with respect to such Inventions, and shall execute all documents reasonably deemed necessary by Inveresk Research for purposes of procuring and maintaining such patient protection, and all documents necessary for assigning Inventions to Inveresk Research or its designee. All works authored by you while performing services for Inveresk Research shall be deemed “works for hire” to the extent permitted by Federal Copyright Law.

     11.8 Our employees, customers and prospective customers are proprietary information. While employed by the Company and for a period of 12 months thereafter, you will not directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director, or stockholder:

          (a) Hire, attempt to hire, or assist any other person or entity in hiring or attempting to hire any current employee of the Company or any person who was an employee of the Company within the six-month period prior to the termination of the employees employment; or

          (b) Solicit, divert, or take away, in competition with the Company the business or patronage of any current Company customer or any prospective customer with which the employee has had business contact during his/her employment with the Company. This restriction shall not apply to any person or entity who is no longer a customer or prospective customer at the time of any such solicitation by the employee.

12.	Insider Information

     12.1 Insider information is defined as any information about our Company not known to the public. Such information, including certain financial data, may be of significant value to others and therefore must always be kept confidential. Anyone who has material2 undisclosed information about the Company must not use it for personal gain or provide it to others. A Company employee who has undisclosed information about its suppliers or clients should not trade in that company’s stock. We expect all employees, their families and others whose relationship to the Company give them access to such information, to comply with these principles.

     12.2 Securities law violations are taken very seriously. Government agencies are able to monitor trading activities through computerized record searches, with violations resulting in large civil and criminal penalties against companies and individuals.

13.	Worldwide Business Practices

     13.1 We provide high quality research and development services to clients in the pharmaceutical, biotechnological, agrochemical, veterinary and chemical industries worldwide. We have no financial interest in any product and no ownership of any drug or formulation.

     13.2 We respect differing cultural traditions and social customs throughout the world to the extent that we can do so in keeping with the principles of this Code. In all countries where we do business, we will respect the social and economic priorities, local laws, customs and traditions of the country. We expect our host countries to recognize our need for stability, growth and business success. We believe that fair competition is fundamental to free enterprise and we avoid business arrangements that restrict our ability to compete with others.

     13.3 The Company will strive to contribute towards a global environment in which all people can work safely and live healthy, productive lives now and in the future.

     13.4 We will contribute to our local communities and try to help with the health and welfare, as well as the economic stability of our local communities.

[2] “Material” means if a reasonably prudent investor would consider it relevant to his decision to buy or sell securities.

     13.5 The Company does not endorse or participate in any political activities. Employees are discouraged from participating in political processes that may be detrimental to company operations or performance and any employee wishing to participate in this way must seek the approval of the Chief Executive Officer.

14.	Improper Payments

     14.1 We adhere firmly to ethical business practices. We will not seek to influence others either directly or indirectly by the payment of bribes or any other measure that is considered either unethical or will tarnish our reputation for honesty and integrity. Even the appearance or perception of such conduct will be avoided.

15.	Public Communication

     15.1 Employees of the Company must not make statements to the media. All inquiries from the media should be directed to the Chief Executive Officer. Any employee who is contacted by the media should notify the Chief Executive’s office as soon as possible.

     15.2 We will not give our opinion on whether one client’s product is better than another.

     15.3 Employees are encouraged to participate in scientific presentations with clients. These presentations must be approved in advance by the appropriate Divisional Chief Executive. In general, these presentations should be factual and not be seen to endorse any product or service.

16.	Equal Opportunity Employment

     16.1 Equal Employment Opportunity Statement. It is the practice of the Company to offer employment opportunities to all persons without regard to race, color, sex, age, religion, marital status, mental or physical handicap, national origin or ancestry. This practice applies to all employment activity including recruitment, selection, evaluation, promotion, compensation, and termination.

     16.2 Nondiscrimination and Nonharassment. One of the most important principles underlying this Code is that the Company does not discriminate against any employee, customer, supplier, or other person on the basis of race, creed, color, religion, gender, age, national origin, disability or veteran status. In addition, it does not tolerate sexual harassment against any employee, customer, supplier or other person. Some examples of discriminatory or harassing behavior include:

          (a) Inappropriate jokes or comments;

          (b) Distribution or posting of inappropriate literature;

          (c) Unwelcome touching or gesturing or requests for a date or requests for sexual favors; and

          (d) Lewd remarks or sounds.

     16.3 If you become aware of any employee engaging in the above-mentioned behaviors, you must report the individual to a Human Resources Analyst immediately. If you are unsure if a behavior constitutes harassment or discrimination, ask a Human Resources Analyst.

     16.4 Employees who engage in acts of harassment and discrimination are subject to corrective action that may include termination of employment. Supervisors and Human Resources Analysts are responsible for maintaining business units that are free of harassment and discrimination. The Company is also committed to providing an environment that is free is retaliation.

17.	Abuse of Drugs and Alcohol

     17.1 Employees may be tested when they display unusual behavior or when there is a reasonable suspicion of drug or alcohol abuse. Where permitted, employees may be tested on a universal, random basis.

18.	Conclusion

     18.1 Employees have a responsibility to report actions that violate or appear to violate the principles of this Code. Such communication will be kept confidential and should be made to a Human Resources Analyst or to the Director of Human Resources.

     18.2 Employees will not be subject to reprisal for raising a concern or reporting, in good faith, violations of this Code.

     18.3 This Code can not cover every possible situation that may arise, so its intent is to provide a basic foundation for using good judgement when faced with choices of conduct. You are expected to follow the guidelines in this Code, as well as the Code’s spirit. If there is any doubt as to a proper course of action, questions or requests for interpretation of the Code should be directed to a Human Resources Analyst.

     18.4 You are responsible for understanding and following the standards of this Code, and for seeking guidance when you need it.

Inveresk Research Group, Inc.

19. Code of Ethics Acknowledgement Form

Employee Name (Please Print)	Social Security Number or Date of Birth

Code of Ethics
I, the above named employee, have reviewed, understand, and agree to comply with the Inveresk Research Group, Inc. Code of Ethics, dated May 3, 2004. Failure to comply with any part of the Code of Ethics may result in disciplinary action up to and including, when appropriate, dismissal, referral for criminal prosecution, and legal proceedings to recover any losses or damages the Company suffered resulting from the violation. I understand that any change to this Code of Ethics does not void this compliance agreement. As with all matters regarding disciplinary action, principles of fairness will apply.

Initial
FDA Debarment
By signing this notice I, the above named employee, represent to the management of Inveresk Research Group, Inc. that I am neither under investigation by the FDA for debarment action or presently debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 301 et seq.) (the “Act”). Further, I agree to notify Inveresk Research Group, Inc. management immediately if I become aware of any investigation under the Act which may lead to the possibility of my debarment.

Initial

Employee Signature	Date